Pricing Supplement No. 2 dated June 8, 2006	Filed under Rule 424(b)(3)
(to Prospectus dated May 5, 2006	File No. 333-130584
and Prospectus Supplement dated May 5, 2006)

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$100,000,000	Floating Rate Notes:	☐		Fixed Rate Notes:	☒

Original Issue Date:	June 15, 2006	Closing Date:	June 15, 2006		CUSIP Number:	78442F EA 2

Maturity Date:	June 15, 2016	Option to Extend Maturity:	☒	No	Specified Currency:	U.S. Dollars
			☐	Yes

If Yes, Final Maturity Date:

Redeemable in whole or in part at the option of the Company:	☒ ☐	No Yes	Redemption Price:	Not Applicable.

			Redemption Dates:	Not Applicable.

Repayment in whole or in part at the option of the Holder:	☐ ☒	No Yes	Repayment Price:	Repayable in whole or in part at the noteholders’ option in $5,000,000 increments only, plus accrued and unpaid interest to the dated fixed for repayment.

			Repayment Date:	June 15, 2011 with at least 25 business days’ written notice to the issuer.

Applicable to Fixed Rate Notes Only:
Interest Rate:	5.140% per annum.	Interest Payment Dates:	Each June 15th and December 15th during the term of the Notes, beginning December 15, 2006, subject to adjustment in accordance with the following business day convention.

Merrill Lynch & Co.

June 8, 2006

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
5.140% Putable Medium Term Notes, Series A, due June 15, 2016	$100,000,000	$10,700.00

Interest Accrual Method:	30/360	Interest Periods:

From and including the Closing Date or each June 15th and December 15th thereafter, as the case may be, to and including the next succeeding June 14th and December 14th, as the case may be, with no adjustment to period end dates for accrual purposes.

Form:	Book-entry.

Denominations:	$5,000,000 minimum and integral multiples of $5,000,000 in excess thereof.

Trustee:	JPMorgan Chase Bank, National Association formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as underwriter in connection with this issuance.

Issue Price:	100.0%.

Agent’s Commission:	0.0%.

Net Proceeds:	$100,000,000.

Concession:	N/A.

Reallowance:	N/A.

CUSIP Number:	78442F EA 2.

ISIN Number:	US78442FEA21.

An affiliate of the underwriter has entered into a swap transaction in connection with the Notes and will receive compensation for that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.